Exhibit 99.2

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ACQUIRES SUROS SURGICAL SYSTEMS

A Leader in Breast Biopsy Solutions

BEDFORD, MA, (July 27, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has completed the acquisition of Suros Surgical Systems, Inc., a leading innovator in the field of devices used for minimally invasive breast biopsy and tissue excision.

“This acquisition is an important milestone in the execution of our overall strategy to grow our business and expand our presence in the women’s health market,” said Jack Cumming, Chairman and Chief Executive Officer. “Combined, we will share one goal, to work together to advance technology for women’s healthcare. We believe the increasing adoption of minimally invasive procedures, such as vacuum assisted breast biopsy, will improve patient safety, advance the quality of care and reduce costs. We look forward to the opportunities we see for future growth and success as Suros becomes a member of the Hologic family.”

Suros Surgical Systems, Inc., located in Indianapolis, Indiana is a leading manufacturer of minimally invasive surgical technologies focused on breast biopsy and tissue removal. Suros Surgical’s ATEC® (Automated Tissue Excision and Collection) line of products, include percutaneous, automatic vacuum assisted breast biopsy systems, ancillary breast biopsy devices and biopsy site markers. In addition to more conventional image guidance compatibility, the ATEC® system has become the market leader in MRI guided breast biopsy technology as well.

Under the terms of the agreement signed April 17, 2006, the purchase price for the transaction, exclusive of certain transaction costs and expenses, is approximately $240 million payable in approximately $135 million in cash and 2,330,000 shares of common stock. In addition, an earn-out will be payable in two annual cash installments equal to the incremental revenue growth in Suros Surgical’s business in the two years following the closing.

“We are pleased we have finalized this agreement with Hologic,” said Jim Pearson, President and CEO of Suros Surgical Systems, Inc. “We believe Hologic’s industry presence and experience will facilitate getting the ATEC® Breast Biopsy and Excision System in the hands of physicians, which will only benefit their patients worldwide.”

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

About Suros Surgical

Suros is a medical device manufacturer of minimally invasive interventional breast biopsy technology for biopsy, tissue removal and biopsy site marking. The company markets patient-focused and physician-inspired “Compassionate Technologies” through its ATEC® (Automated Tissue Excision and Collection) Breast Biopsy and Excision System, compatible with stereotactic x-ray, ultrasound and magnetic resonance imaging (MRI) systems using the all-in-one ATEC Sapphire™, MRI only with the ATEC Emerald™, or ultrasound and stereotactic only using the ATEC Pearl™. Suros is viewed worldwide as the pioneer and leader in MRI-guided breast biopsy. Since becoming available in 2002, the ATEC® system has been installed in more than 600 hospitals and breast centers across North America and the European Union and more than 160,000 procedures have been successfully performed. For more information about Suros, visit www.SurosSurgical.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s strategy; the markets for and benefits of non-invasive procedures such as vacuum assisted breast biopsy, and the anticipated benefits of the Company’s acquisition of Suros Surgical. Risks and uncertainties that may cause these forward looking statements to vary materially from the Company’s expectations, include, among others: problems may arise with the ability of the Company to successfully integrate the businesses of Suros Surgical, which may result in the combined company not operating as effectively and efficiently as expected; the Company may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting, may be different from the Company’s expectations; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: risks associated with other of the Company’s recently completed acquisitions; manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital mammography products; expenses and uncertainties relating to litigation and governmental investigations, including the risk that the FTC may not approve the recently proposed settlement agreement with FTC’s relating to the FTC’s investigation of the Company’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants and payment obligations under the Company’s credit facility and real estate leases; ;the risk that the Company will not be able to expand or extend the term of its credit facility as contemplated, which among other things, is subject to the successful completion of the syndication of the facility and execution of definitive documentation; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products and products under development.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.